As filed with the Securities and Exchange Commission on June 2, 2014

Registration No. 333-132206

Registration No. 333-181846

Registration No. 333-186209

Registration No. 333-193546

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-132206

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-181846

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-186209

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-193546

UNDER

THE SECURITIES ACT OF 1933

VOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1806705
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2005 Stock Award Plan

1999 Stock Option Plan

(Full title of the plans)

Stephen A. Vintz

Chief Financial Officer

Vocus, Inc.

12051 Indian Creek Court

Beltsville, Maryland 20705

(Name and address of agent for service)

(301) 459-2590

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Vocus, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) on the dates indicated:

•	Registration Statement No. 333-132206, filed with the SEC on March 3, 2006, registering (i) 2,600,000 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issuable under the Company’s 2005 Stock Award Plan and (ii) 1,034,979 shares of the Company Common Stock issuable under the Company’s 1999 Stock Option Plan;

•	Registration Statement No. 333-181846, filed with the SEC on June 1, 2012, registering 5,777,421 shares of the Company Common Stock issuable under the Company’s 2005 Stock Award Plan;

•	Registration Statement No. 333-186209, filed with the SEC on January 25, 2013, registering 1,032,498 shares of the Company Common Stock issuable under the Company’s 2005 Stock Award Plan; and

•	Registration Statement No. 333-193546, filed with the SEC on January 24, 2014, registering 1,057,259 shares of the Company Common Stock issuable under the Company’s 2005 Stock Award Plan.

On May 30, 2014, pursuant to an Agreement and Plan of Merger, dated as of April 6, 2014 (the “Merger Agreement”), by and among GTCR Valor Companies, Inc., a Delaware corporation (“Parent”), GTCR Valor Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the closing of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Purchaser, Parent or its subsidiaries or held in the Company’s treasury) was automatically converted into the right to receive $18.00 per share in cash, without interest. The Company has ceased to be a publicly traded company, and in connection with the Merger, the Company terminated its offerings of securities pursuant to the Registration Statements.

Pursuant to the undertakings contained in Part II of the Registration Statements to remove from registration, by means of post-effective amendments, any securities of the Company registered under the Registration Statements which remained unsold at the termination of the offering, the Company is hereby removing from registration, by means of these post-effective amendments, all of the shares of the Company Common Stock which were registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on this 30st day of May, 2014.

VOCUS, INC.

By:	/s/ Stephen A. Vintz
Stephen A. Vintz
Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard Rudman Richard Rudman	President and Chief Executive Officer (Principal Executive Officer)	May 30, 2014

/s/ Stephen A. Vintz Stephen A. Vintz	Chief Financial Officer, Executive Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	May 30, 2014

/s/ Philip A. Canfield Philip A. Canfield	Director	May 30, 2014

/s/ Mark M. Anderson Mark M. Anderson	Director	May 30, 2014

/s/ Lawrence C. Fey Lawrence C. Fey	Director	May 30, 2014

/s/ Stephen P. Master Stephen P. Master	Director	May 30, 2014